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                                                                    EXHIBIT 21.1

                  Subsidiaries of Rudolph Technologies, Inc.


                                                    JURISDICTION OF
            COMPANY NAME                             INCORPORATION
            ------------                            ---------------

  Rudolph Acquisition Corporation                      Delaware

  Rudolph Technologies, Inc.                           New Jersey